Exhibit 99(a)(3)

OFFER TO PURCHASE FOR CASH BY
 CTM MEDIA HOLDINGS, INC.
 UP TO AN AGGREGATE OF 2,790,013 SHARES OF
CLASS A COMMON STOCK AND/OR CLASS B COMMON STOCK
 AT A PURCHASE PRICE OF $1.10 PER SHARE

November 17, 2009

Dear Stockholder:

I am pleased to inform you that CTM Media Holdings, Inc. is offering to purchase up to an aggregate of 2,790,013 shares of its Class A common stock, $0.01 par value per share, and/or Class B common stock, $0.01 par value per share, or any combination thereof, up to a maximum of 2,790,013 shares in the aggregate (the “Offer”).

The Offer is part of a plan intended to enhance stockholder value and provide liquidity for stockholders who want to take advantage of the terms of the Offer. All of the shares that are validly tendered will, subject to proration in the event the Offer is oversubscribed, be purchased for $1.10 per share, net in cash to the selling stockholder. If more than 2,790,013 shares in the aggregate of Class A common stock and Class B common stock are tendered, all shares which have been tendered and not purchased will be returned to the stockholder. The tender offer is not conditioned on any minimum number of shares being tendered.

The Offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you wish to tender your shares, detailed instructions on how to tender shares are contained in the enclosed materials. We encourage you to read these materials carefully before making any decision with respect to the Offer. Please note that the tender offer is scheduled to expire at 5:00 p.m., on Wednesday, December 16, 2009, unless extended by CTM Media Holdings. In order for you to tender your shares, American Stock Transfer & Trust Company, the depositary for the Offer, must receive your share certificates (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at DTC) and the other documents described herein on or prior to that date. Neither CTM Media Holdings nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares.

Sincerely,

/s/  Mark E. Knoller
Mark E. Knoller
Chief Executive Officer

Enclosures